U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

KUSH BOTTLES, INC.
(Exact name of registrant in its charter)

Nevada (State or jurisdiction of Incorporation or organization)	46-5268202 (I.R.S. Employer Identification No.)

1800 Newport Circle, Santa Ana, CA 92705 (Address of Principle Executive Offices)	92705 (Zip Code)

Registrant’s telephone number including area code: (714) 243-4311

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

TABLE OF CONTENTS
Kush Bottles, Inc.

Item 1. Business…………………………………………………………………………………………………................................	4
Item 1a. Risk Factors…………………………………………………………………………………………….................................	6
Item 2. Financial Information…………………. ………………………………………………………………................................	7
Item 3. Properties………………...………………………………………………………………………………...............................	10
Item 4. Security Ownership of Certain Beneficial Owners and Management…………………………………..........................	11
Item 5. Directors and Executive Officers…………………………………………………………………………............................	11
Item 6. Executive Compensation……………………………………………………........................................................................	13
Item 7. Certain Relationships and Related Transactions and Director Independence..............................................................	16
Item 8. Legal Proceedings…………………………………………………………...........................................................................	17
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters..................	17
Item 10. Recent Sales of Unregistered Securities....……………………………………………………………............................	15
Item 11. Description of Registrant’s Securities to be Registered…………………………………………………......................	18
Item 12. Indemnification of Directors and Officers………………...……………………………………………..........................	19
Item 13. Financial Statements and Supplementary Data………………………………………………………….........................	21
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure….………................	21
Item 15. Financial Statements and Exhibits……………………………………………………………………...............................	21

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical matters, the matters discussed in this Form 10 are forward-looking statements that are subject to significant risks and uncertainties. These statements are generally indicated by the use of forward-looking terminology such as the words “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or other similar words that express an indication of actions or results of actions that may or are expected to occur in the future. These statements appear in a number of places throughout this Form 10 and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. Our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Form 10.  Important factors that could cause those differences include, but are not limited to:

•	competition from other companies and our ability to retain and increase our market share;

•	our ability to generate growth or profitable growth;

•	our ability to hire and retain qualified personnel;

•	our ability to acquire required equipment and supplies to meet customer demand;

•	our ability to raise debt or equity financing as required to meet certain existing obligations;

•	general local and global economic, regulatory and financial conditions.

Forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, future business condition and financial results, our capital expenditure plans, future market demand, future regulatory or other developments in our industry.  For these statements, we claim the protection of the “bespeaks caution” doctrine. All forward-looking statements in this Form 10 are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Part I

Item 1.  BUSINESS

Our Corporate History and Background

Kush Bottles, Inc. (“the Company” or "Kush") was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM), a California corporation, was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

Recapitalization

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of their common shares of KIM for 32,400,000 common shares of Kush. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

Recent Developments

From March 19, 2014 through the date of this filing, we entered into Purchase Agreements with certain accredited investors pursuant to which we raised $912,000 in a private placement financing and issued 1,471,112 shares of common stock.

Company and Product Overview

Kush Bottles, Inc. markets and sells packaging products and solutions to customers operating in the regulated medical and recreational cannabis industries.  As an innovator in custom packaging design and implementation, we combine creativity with compliance to provide the right solutions for our customers.  The ability to source almost anything a customer needs makes us a one-stop-shop packaging solutions provider.  We also provide custom branding on packaging products.  This feature allows our customers to turn their packaging into marketing or re-marketing campaigns. Our core products are in accordance with Title 16 of the Code of Federal Regulations Part 1700 of the Poison Prevention Packaging Act.  The testing standards for certification meet the stringent requirements as set by the Consumer Product Safety Commission (“CPSC”) and ASTM International (“ASTM”).  In addition, the materials used for production are FDA-approved food grade and BPA-free.  By offering a product mix that is already tested compliant, we give peace of mind to customers and reduce liability on their end.  By working with a broad array of manufacturers, we can offer quick solutions to our customers and ensure that their products will be of superior grade and made with environmentally safe materials.

Our packaging business primarily consists of bottles, bags, tubes, and containers. We maintain relationships with a broad range of manufacturers, which enables us to source a plethora of packaging products in a cost effective manner and pass such cost savings to our customers. In addition to a complete product line, we have sophisticated labeling and customization capabilities, which allow us to add significant value to our customers’ packaging design processes. Our products are utilized by local urban farmers, green house growers, and medical and recreational cannabis dispensaries.

Bottles. Our flagship product is the certified child-resistant Phillips RX pop-top vial.  Our pop top bottles meet all of the standards for both CPSC and ASTM.  The pop-top bottle is unique to the pharmaceutical packaging world because instead of a traditional push and turn bottle, the pop-top requires a squeeze motion that actually pops the attached top up and open. We carry the bottles in various sizes and colors.  We believe, based on management estimates, that we are a leading packaging supplier in the cannabis market.

Bags. We provide an array of packaging solutions in the form of a bag.  The selection of bags we provide includes child resistant exit bags, traditional paper exit bags, and a vast selection of food grade safe foil barrier bags.  All bags are available in stock designs and are fully customizable.

Tubes. We offer a complete line of tubes in two standard sizes, each available in a wide variety of colors. We believe that we are one of the largest suppliers of tubes to the cannabis industry in the United States. Our focus and investments are made to ensure that we are able to meet the increasing trend towards impermeable casing, substantially extending shelf life for pre-packaging. The tubes have a positive seal for enhanced freshness and are odor tight for secure storage and content privacy.  All tubes are medical grade plastic, BPA-free, and molded of natural gas based polypropylene in compliance with FDA regulation. We maintain several unique designs in this market that combine tube and closure that we believe are viewed as very innovative both in appearance and functionality. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target market.

Containers. We provide a diverse selection of smaller sized containers composed of either polystyrene, polypropylene or silicone. Our screw-top silicone containers come in assorted customizable colors and are composed of non-stick material whereas our BPA-free medical grade polypropylene hinged-top containers maintain an odorless seal.

Marketing and Sales

We sell into two distinct markets: our business-to-business market, which includes legally operating medical and adult-use dispensaries, growers, and MIP producers (Marijuana Infused Products) in states with marijuana programs; and our business-to-consumer market, which sells products directly to the end-user. We reach our large and diversified customer base through our direct sales force and the strategic use of re-distributors.  One of our re-distributors represented 22% of revenues during our August 31, 2014 fiscal year. Our sales, fulfillment and support staff meet with customers to understand their needs and improve our product offerings and services.  We are able to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that we believe is valued by our customers.  In addition, inside sales representatives, marketing managers, and executives oversee the marketing and sales efforts.  Operational personnel work closely with sales personnel and customer service representatives to satisfy customers’ needs through the distribution of high-quality products, on-time deliveries, value-added regulatory insight, and customized branding solutions.

Our marketing activities include brand and logo development, advertising, websites, public relations, newsletters, catalogs and brochures, and all other points of contact with customers and prospective customers. We have ongoing campaigns in each of these areas, which are detailed below.

Branding. We believe that we have built one of the strongest and most recognizable brands in the cannabis industry. We recognized early on the importance of creating a strong, identifiable and lasting brand that would separate the Company from the competition, and resonate with customers. Our logo, our name, the style of our ads, and all collateral material reflect our “brand image.”

Advertising. As part of our branding and awareness campaigns, we have secured premium placements (back cover) ads in several regional additions of one of the most highly regarded industry publications. We believe our ads on this back cover draw people into our brand and help solidify our position as a market leader. We also run ads periodically in other trade publications and on specific websites that reach our target audience.

Public Relations. We have an active public relations program, which has helped build the Kush brand and position the Company not only as a leader in the industry, but as the company with expertise in compliance issues and depth of understanding into state and local regulations governing the cannabis industry. This expertise is provided to our business-to-business customers, to help them stay compliant and operate within all applicable rules. We believe that we have enjoyed great success in our public relations campaigns, and have appeared in numerous newspaper articles and television reports.

Email Marketing. We maintain a list of our customers and prospects, and we email to them regularly. These campaigns may be seasonally based (i.e. Holiday Specials), or may be “news” based to act as a vehicle to communicate important information.  Staying in touch with our customers and our prospects is another key component in our marketing program.

Collateral. We have designed brochures, sales sheets, and catalogs that we use in our sales and marketing programs. These professionally designed and quality-printed pieces have been created using the Kush brand guidelines, and help promote the Company while serving as useful sales tools.

Sales. We have a team of sales professionals that drive our revenues. These dedicated individuals maintain contact with existing clients and secure on-going orders, as well as have frequent communications with prospective customers. Our sales team works both inside and outside the office, working the telephones and meeting with clients and prospects as often as possible.

Competition. We believe that we have differentiated ourselves from competitors due to several factors: We have built what we consider to be one of the strongest brands in the industry. We have the highest quality and largest variety of products that meet the certification standards for child-resistance. Additionally, we have a knowledge base and expertise that is unmatched in our industry. As a result, we have become more than just a supplier to our customers – we have become a trusted partner, with insight and recommendations that help our customers’ businesses grow and thrive.

Sources and Availability of Products

We believe that we have maintained strong relationships with our key suppliers and expect that such relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of the raw materials which are used to manufacture our products (i.e. plastic resins) will be available at market prices, but we can provide no assurances as to such availability or the prices thereof.

Employees

As of the date of this filing, we have 17 full-time employees. Our employees work at our two facilities located in Santa Ana, California and Auburn, Washington. Our relations with employees remain satisfactory and there have been no significant work stoppages or other labor disputes.

Environmental Matters and Government Regulation

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. We use FDA approved resins and pigments in our products that directly contact food and drug products, and our products are in material compliance with all applicable requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees, and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Twenty states currently have some form of medical and recreational cannabis legalization/decriminalization laws. We believe that another 8 states will have some form of voting regarding legislation of cannabis legalization/decriminalization laws in the next 24 months. We do not believe that federal or any state laws prohibit us from selling our packaging products to cannabis growers and dispensers.

Item 1A.  Risk Factors

As a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, we are not required to provide the information called for by Item 304 of Regulation S-K.

Item 2.  Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Kush Bottles, Inc. ("Kush" or the "Company") provides customizable packaging products, materials and supplies for the cannabis industry. Representative examples of our products include pop-top bottles, exit/barrier bags, tubes, and other small-sized containers. We sell our solutions predominantly to businesses operating in jurisdictions that have some form of cannabis decriminalization. These businesses include medical and recreational dispensaries, large and small scale processors, and packaging re-distributors. We also sell direct to consumers primarily via our online store.

We believe that we have created one of the largest product libraries in the cannabis industry, allowing us to be a comprehensive solutions provider to our customers. Our extensive knowledge of the regulatory environment applicable to the cannabis industry allows us to quickly adapt to our customers' packaging requirements. We maintain the flexibility to enter the markets of decriminalized regions by establishing re-distributor partnerships or opening new facilities. We also have the flexibility to introduce new products and services to our vast customer network. We have no supplier purchase commitments and no take or pay arrangements. In addition to these factors, we believe that we offer competitive pricing, prompt deliveries, and excellent customer service. We expect continued growth as we take measures to invest in our own molds and intellectual property.

Discussion of Results of Operations for Fiscal 2014 Compared to Fiscal 2013

Total revenues increased from $1,293,421 in fiscal 2013 to $1,710,286 in fiscal 2014, an increase of $416,865 or 32%. This increase is primarily attributed to growth in volume of customer orders in the states of Colorado and Washington, which legalized the use of recreational cannabis. Sales growth was not significantly impacted by inflation or changes in pricing. Gross profits in fiscal 2014 amounted to $723,192 for a 42.3% gross margin. Gross profits in fiscal 2013 amounted to $485,334 for a 37.5% gross margin. Gross Profits increased by $237,858 in fiscal 2014 or 49%.

Operating expenses in fiscal 2014 amounted to $1,113,577 compared to $574,050 in fiscal 2013, an increase of $539,527 or 94%. The increase stems from increases in stock compensation, marketing, payroll, and rent. Stock compensation expense increased from $0 in fiscal 2013 to $278,529 in light of issuances of stock to individuals for services and share-based compensation to officers of the Company. Marketing expense increased by $52,864 or 76.3% in fiscal 2014 as the Company expanded its marketing spend in certain magazine publications as well as online advertising to direct traffic to the Company website. Payroll expense increased by $53,911 or 15.7% in fiscal 2014 due to the increase in head-count, notably the sales force. Rent expense increased $51,700 or 128.6% in fiscal 2014 as the Company opened a fulfillment center in Washington and expanded its principal offices in California.

The net result for the fiscal year ended August 31, 2014 was a loss of $395,517 or $0.010 loss per share, compared to a loss of $92,027 or $0.003 loss per share for the prior fiscal year.

Results of Operations – Comparison for the three month periods ended November 30, 2014 and November 30, 2013

Total revenues increased from $322,052 during the three month period ended November 30, 2013 to $620,325 for the three month period ended November 30, 2014, an increase of $298,273 or 92.6%. This increase is primarily attributed to new business generated in the states of Colorado and Washington. Sales growth was not significantly impacted by inflation or changes in pricing. Gross profits for the three month period ended November 30, 2014 amounted to $217,010 for a 35.0% gross margin. Gross profits for the three month period ended November 30, 2013 amounted to $150,407 for a 46.7% gross margin. Gross Profits increased by $66,603 in fiscal 2014 or 44.3%. The decrease in gross margin percentage is attributed to the use of a re-distributor in the state of Colorado.

Operating expenses for the three month period ended November 30, 2014 amounted to $304,258 compared to $151,122 for the three month period ended November 30, 2013, an increase of $153,136 or 101.3%. The increase stems from increases in marketing, payroll, and rent. Marketing expense increased by $19,940 or 96.6% during the three month period ended November 30, 2014 as the Company expanded its marketing spend in certain magazine publications. Payroll expense increased by $67,114 or 80.4% during the three month period ended November 30, 2014 due to the increase in head-count. Rent expense increased $14,100 or 94.0% during the three month period ended November 30, 2014 because the Company opened a fulfillment center in Washington and expanded its principal offices in California.

The net result for the three month period ended November 30, 2014 was a loss of $87,375 or $0.002 loss per share, compared to a loss of $1,501 for the three month period ended November 30, 2013.

Liquidity and Capital Resources

At August 31, 2014, we had cash of $23,004 and a working capital surplus of $153,519 compared to cash of $23,664 and a working capital surplus of $64,452 at August 31, 2013.

At November 30, 2014, we had cash of $78,391 and a working capital surplus of $163,018.

Cash Flows from Operating Activities

Net cash used in operating activities increased from $1,816 in fiscal 2013 to $228,664 in fiscal 2014. The change is primarily attributed to the net loss of $395,517.

For the three month period ended November 30, 2014, net used in operating activities was $10,528 compared to $54,836 in net cash provided by operating activities for the three month period ended November 30, 2013. The change of $65,364 is primarily attributed to the net loss of $87,375 for the three month period ended November 30, 2014.

Cash Flows from Investing Activities

Net cash used in investing activities increased from $9,116 in fiscal 2013 to $14,281 in fiscal 2014 primarily as a result of acquiring new office and warehouse equipment and machinery.

Net cash used in investing activities increased from $0 to $30,359 for the three month periods ended November 30, 2014 and 2013, respectively. The change is primarily a result of acquiring an additional delivery van.

Cash Flows from Financing Activities

Net cash provided by financing activities increased from $21,770 in fiscal 2013 to $242,285 in fiscal 2014. The change is primarily due to the sale of shares of the Company’s common stock to accredited investors in a private placement offering.

For the three month period ended November 30, 2014 net cash provided by financing activities was $96,274 compared to $11,725 in net cash used in financing activities for the three month period ended November 30, 2013. The change of $107,999 is primarily attributed to the sale of shares of the Company's common stock in exchange for cash of $112,500.

Historically, the Company has had operating losses and negative cash flows from operations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. These uncertainties cast significant doubt upon the Company’s ability to continue as a going concern. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions and changes in the regulatory environment. To address its financing requirements, the Company will seek financing through debt and equity issuances and rights offerings to existing shareholders. The outcome of these matters cannot be predicted at this time. Management expects to continue raising capital through the issuance of equity. In addition, management expects to enhance profitability through growth in volume of sales. The capital raised through these methods will be sufficient to sustain operations for the next 12 months.

Off-Balance Sheet Transactions

We have no off-balance sheet transactions.

Critical Accounting Policies and Estimates

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the first note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an original maturity of 90 days or less that are readily convertible into cash.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company account for its stock based award in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Transactions

None.

Item 3.  Properties.

At present, we do not own any property.  All of our properties are leased.  Our corporate head-quarters and primary distribution center is located in a leased facility at 1800 Newport Circle, Santa Ana, CA 92705, and consists of approximately 10,000 square feet of administrative, sales and distribution offices.  The current lease runs until August 1, 2015.  We also lease a facility in Auburn, Washington which is utilized as a fulfillment and distribution center for the Pacific Northwest region. The lease runs until December 31, 2015. We believe that our property and equipment is well-maintained, in good operating condition and adequate for our present needs.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our common stock beneficially owned as of April 9, 2015:

     (i) each stockholder known by us to be the beneficial owner of five (5%) percent or more of our outstanding common stock;
     (ii) each of our directors; and
    (iii) all executive officers and directors as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.  As of April 9, 2015, there were 42,621,112, shares of our common stock issued and outstanding.

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Dallas Imbimbo (2)	12,000,000	28%

Common Stock	Nicholas Kovacevich (2)	12,000,000	28%

Common Stock	Chris Martin (2)	100,000	(1)

Common Stock	Ben Wu (2)	1,000,000	2%

Common Stock	John Kovacevich (2)	3,700,000	9%

Common Stock	Jeffrey Meng (3)	4,550,000	11%

Common Stock	All Directors and Officers as a Group	25,100,000	59%

(1) Less than 1%.

(2) The address is 1800 Newport Circle, Santa Ana, CA 92705.

(3) The address is 17595 Harvard Ave, Suite C552, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

Item 5.  Directors and Executive Officers.

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Dallas Imbimbo	29	Chairman

Nicholas Kovacevich	29	Director, Chief Executive Officer and Secretary

Chris Martin	34	Chief Financial Officer

Ben Wu	36	Chief Operating Officer

The background of our directors and executive officers is as follows:

Dallas Imbimbo
Chairman

Mr. Imbimbo has served as Chairman of the Company since its inception in December 2010. Mr. Imbimbo began his career in 2007 by founding PackMyDorm, a moving and storage solutions company operating at UC Davis, UC Berkeley, UC Santa Cruz and Stanford. In 2010, Dallas and his partners sold PackMyDorm and relocated to Southern California to establish the Company. In addition to his role at Kush Bottles, Mr. Imbimbo founded 3 Kings Ventures, LLC in 2011 and BigRentz Inc. in 2012. 3 Kings invests in and develops distressed residential real estate. BigRentz is one of the nation’s largest online network of equipment rentals and under his leadership as President and Chief Executive Officer, BigRentz has become one of the fastest growing companies in Southern California. Mr. Imbimbo's background in developing small businesses combined with visionary outlook and managerial skills led to his appointment as our Chairman.

Nicholas Kovacevich
Director, Chief Executive Officer and Secretary

Mr. Kovacevich has served as Director and Secretary of the Company since its inception in December 2010. Mr. Kovacevich served as Chief Operating Officer from December 2010 up until August 29, 2014, at which time he was appointed to Chief Executive Officer. Mr. Kovacevich graduated Summa Cum Laude in 2009 from Southwest Baptist University with a B.S. in Sports Management. From 2009 to 2010, Mr. Kovacevich ran operations for a large-scale traveling basketball camp called Basketball Jones in which he honed his entrepreneurial and leadership skills. In addition to being a founder of Kush, Mr. Kovacevich partnered with Mr. Imbimbo and established 3 Kings Ventures, LLC in 2011 and BigRentz Inc. in 2012. Mr. Kovacevich possesses excellent leadership and managerial skills and his background in developing small businesses led to his appointment as Director, Chief Executive Officer and Secretary of the Company.

Chris Martin
Chief Financial Officer

Mr. Martin has served as our Chief Financial Officer since July 29, 2014. Prior to joining Kush, Mr. Martin served as the Director of Accounting for Burleigh Point LTD (dba Billabong North America) from November 2013 to July 2014, overseeing all financial reporting for the North America region. From July 2004 to November 2013, Mr. Martin worked at Haskell and White LLP, a public accounting firm, where he obtained his California state CPA license and specialized in assurance and business advisory services for manufacturing and wholesale distribution clients. Mr. Martin has a B.S. in Business Economics from the University of California, Los Angeles. Mr. Martin's extensive technical and managerial experience led to his appointment as Chief Financial Officer of the Company. Mr. Martin's term of employment automatically extends for periods of one year on August 31 unless Mr. Martin or the Company provides non-renewal notice.

Ben Wu
Chief Operating Officer

Ben Wu initially served as interim Chief Executive Officer from February 18, 2014 up until August 29, 2014, at which point he transitioned to Chief Operating Officer. From April 2005 to December 2012, Mr. Wu worked for WedBush Capital Partners, a private equity fund focused on acquiring, professionalizing, and accelerating the growth of small entrepreneur owned companies. He was promoted Vice President in 2009. In 2000, Mr. Wu began his career at Bear, Stearns & Co., where he was an investment banking analyst. Mr. Wu's extensive experience in analyzing and bolstering the growth of small companies led to his appointment as Chief Operating Officer. Mr. Wu's term of employment automatically extends for periods of one year on December 31 unless Mr. Wu or the Company provides non-renewal notice.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Code of Ethics

We have not adopted a Code of Ethics, but we expect to adopt a Code of Ethics in fiscal 2015. The Company did not adopt a Code of Ethics in fiscal 2014 due to a lack of adequate time to review this process.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

•
Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

•
Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Information about our Board and its Committees.

We do not have an audit, compensation, advisory, or nominating committee comprised of independent directors, and accordingly, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Item 6.  Executive Compensation.

Summary Compensation Table

As a smaller reporting company, we are required to disclose the executive compensation of our "Named Executive Officers" which consist of the following individuals: (i) any individual serving as our principal executive officer or acting in a similar capacity (the "CEO"); (ii) the two other most highly compensated executive officers of the Company serving as executive officers at the most recently completed fiscal year; and (iii) any additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the most recently completed fiscal year. The following table sets forth for fiscal 2014, the compensation, awarded to, paid to, or earned by our named executive officers.

						Non-Equity	Nonqualified	All
Name and						Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	-sation ($)	Total ($)

Nicholas Kovacevich	2014	68,000	0	0	0	0	0	0	68,000
Chief Executive Officer, Director and Secretary

Chris Martin	2014	84,000	0	68,750	0	0	0	0	152,750
Chief Financial Officer

Ben Wu	2014	96,000	0	23,148	9,548	0	0	0	128,696
Chief Operating Officer

(1) Amounts reflect the aggregate grant date fair value of restricted shares granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not necessarily paid to or realized by the officer.

(2) Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not necessarily paid to or realized by the officer. Assumptions used in the calculation of these values are included in footnote 8 of the notes to the consolidated financial statements.

Employment Agreements

On February 18, 2014, we entered into an employment agreement with Ben Wu to serve as our Chief Executive Officer and President until December 31, 2014.  Thereafter, the agreement automatically renews for additional 12-month terms unless a notice of non-renewal is provided by either party.  On August 29, 2014, Ben Wu was appointed by the Board to serve as Chief Operating Officer and Nicholas Kovacevich was appointed to serve as Chief Executive Officer. Under Mr. Wu's employment agreement, he is entitled to receive compensation of $96,000 per year as a base salary and a discretionary annual cash bonus not to exceed his base salary, with the amount of such bonus, if any, determined by the Board.  Mr. Wu also received 1,000,000 restricted shares of Company common stock pursuant to the terms of his employment agreement, which vested immediately upon execution of his agreement, as well as an option to purchase 1,000,000 shares of Company common stock at an exercise price of $0.05 per share. The fair value per share did not exceed the exercise price on the date of grant. The exercise price of the option was not adjusted or amended during fiscal 2014. The option fully vested upon execution of Mr. Wu’s employment agreement and is exercisable immediately.

On July 28, 2014, we entered into an employment agreement with Chris Martin to serve as our Chief Financial Officer until August 31, 2015. Thereafter, the agreement automatically renews for additional 12-month terms unless a notice of non-renewal is provided by either party. Under his employment agreement, Mr. Martin is entitled to receive compensation of $84,000 per year as a base salary and a discretionary annual cash bonus not to exceed his base salary, with the amount of such bonus, if any, determined by the Board.  Mr. Martin also received 100,000 restricted shares of Company common stock pursuant to the terms of his employment agreement, which vested immediately upon execution of his agreement.

All option and restricted stock awards were not modified during fiscal 2014.

Outstanding Equity Awards

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our named executive officers.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Nicholas Kovacevich	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chris Martin	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ben Wu	1,000,000	--	-0-	$0.05	-0-	-0-	-0-	-0-	-0-

We currently do not have a stock option plan or equity compensation plan. All individual grants of stock options and restricted stock awards were done pursuant to the execution of the named officer employment agreements. We do not currently have an incentive plan that provides compensation intending to serve as an incentive for performance. Per the named officer employment agreements, the named executive officers are eligible to receive a percentage of their base salary as incentive compensation if certain individual and corporate performance goals and targets established by the Board from time to time, in its sole discretion, are met. The Board, in its sole discretion, can also elect to award the named executive officers equity-based incentive compensation.

Potential Payments upon Termination or Change in Control

The employment agreements entered into by the Company with Ben Wu, Chief Operating Officer, and Chris Martin, Chief Financial Officer contain severance provisions. In the event of any of the following conditions triggering severance payment is effected as of or after six months of the employment commencement date, an amount equal to three months of base salary ($24,000) for Mr. Wu and one month of base salary ($7,000) for Mr. Martin:

Payments upon Termination. If (i) employment is terminated by the Company (A) without Cause, (B) by delivery of a Non-Renewal Notice by the Company, (C) by reason of death or disability, or (D) title or duties are materially modified, the Company changes its primary place of business or the location at which officer is expected to be by more than 50 miles, the Company materially breaches a material provision of the employment agreement or the Company otherwise materially and adversely changes the conditions of employment; or (ii) (A) a Change of Control is consummated (“Change of Control” means any of the following: any consolidation, merger, or recapitalization of the Company with, or any sale of Company equity to, any other non-affiliated entity as a result of which, in any such case, the beneficial holders of the issued and outstanding equity securities of the Company immediately prior to such transaction possess less than 50% of the voting power of the surviving entity immediately after such transaction; or any sale or transfer of all or substantially all of the assets of the Company), (B) office is not offered substantially equivalent employment with the surviving company (provided that any failure to offer a position with the identical title shall not be considered for purposes of determining such substantial equivalence) following the Change of Control and (C) officer resigns or otherwise voluntarily fails to continue employment with the Company or the surviving company following such Change of Control, as officer's sole and exclusive right and remedy.

Other than the employment agreements with Ben Wu and with Chris Martin described in the preceding paragraphs, the Company is not a party to any contract, agreement, plan, or arrangement, whether written or unwritten, that provides for a payment or payments to a named executive officer at, following, or in connection with the resignation, retirement, or other termination of employment of the named executive officer, or a change in control of the Company, or a change in the officer’s responsibilities following a change in control.

Compensation of Directors

We do not compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee although we intend to create one as the need arises.  Currently, our Board of Directors serves as our Compensation Committee. Nicholas Kovacevich is a named executive officer who also serves on our Board of Directors and therefore makes decisions regarding compensation. Nicholas Kovacevich also serves as a director of Big-Rentz, Inc., and his responsibilities include matters of compensation. Dallas Imbimbo, Chairman, serves as Chairman and Chief Executive Officer of Big-Rentz, Inc.

Item 7.  Certain Relationships and Related Transactions and Director Independence.

Relationships

Nicholas Kovacevich, our Chief Executive Officer, Director, and Secretary, is the brother of John Kovacevich, our Product Manager and a greater than 5% stockholder. George and Rita Kovacevich are a less than 1% stockholder, and are the parents of John and Nicholas Kovacevich. There are no other family relationships between any of our directors or executive officers.

Related Party Transactions

Nicholas Kovacevich, our Chief Executive Officer, Director and Secretary, has the loaned the Company $40,000 since inception of the business in December 2010. Jeffrey Meng, a greater than 5% stockholder loaned the Company $50,000 during fiscal 2014. As of August 31, 2014, only the $50,000 loan to Mr. Meng was outstanding. Each of these loans are non-interest bearing, unsecured and due upon demand.

The Company sub-leases its corporate head-quarters from 3 Kings Ventures, LLC, a related party owned by Dallas Imbimbo, Chairman, Nicholas Kovacevich, Chief Executive Officer, and Jeffrey Meng, a greater than 5% stockholder. During the fiscal years ended August 31, 2014 and 2013, the Company made rent payments to 3 Kings Ventures, LLC of $73,500 and $35,500, respectively. During the three month periods ended November 30, 2014 and 2013, the Company made rent payments to 3 Kings Ventures, LLC of $24,000 and $10,500, respectively.

During the fiscal year ended August 31, 2014 and the three month period ended November 30, 2014, the Company purchased $131,302 and $82,862 of inventory, respectively, from The Greenlight Companies, LLC, a related party owned by Nicholas Kovacevich, Chief Executive Officer, Dallas Imbimbo, Chairman, John Kovacevich, a greater than 5% stockholder, Jeffrey Meng, a greater than 5% stockholder.

Director Independence

Our Board is currently composed of two members who are not independent. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Use of Promoters

We have not utilized the services of a promoter at any point in time from inception of the business in December 2010 to the current date of this filing.

Item 8.  Legal Proceedings

We are not currently involved in any legal proceeding responsive to this Item.  From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Other than described in this Item Number, we are not involved in, or the subject of, any pending or existing litigation not arising out of operations in the normal course of business.

Item 9.   Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

There is no current market for our securities.  Upon the effectiveness of this registration statement, we intend to have our common stock quoted on OTCMarkets.com.

As of April 9, 2015, there are approximately 155 holders of record of our common stock.

As of April 9, 2015, there are options exercisable for 1,000,000 shares of our common stock granted to Ben Wu, Chief Operating Officer, which are outstanding and fully exercisable.

As of April 9, 2015, there are 42,621,112 shares of the Company's common stock issued and outstanding. Of this total, 28,800,000 shares of the Company's common stock, representing 68% of our issued and outstanding shares, are held by affiliates.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no Equity Compensation Plans.  We issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Item 10.  Recent Sales of Unregistered Securities.

During fiscal year 2014, we sold 320,000 unregistered shares of Company common stock to accredited investors at a weighted average offering price of $0.6875 per share. Subsequent to August 31, 2014 and through the date of this filing we sold 1,151,112 unregistered shares of Company common stock at a weighted average offering price of $0.60 per share.

The securities described above were issued without registration under the Securities Act in reliance on registration exemptions contained in Section 4(a)(2) of the Securities Act and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We intend to use the proceeds from sale of the securities for the purchase of equipment for operations, supplies and payroll for operations, professional fees, and working capital.

There were no public or underwritten offerings employed in connection with and no Securities Act registrations with respect to any of the transactions set forth above.

Item 11.  Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our shares of common stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 275,000,000 shares of stock consisting of (i) 265,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 42,621,112 shares are issued and outstanding as of April 9, 2015, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which zero shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Common Stock

The Board of Directors is authorized to issue 265,000,000 shares of common stock, of which 42,621,112 shares are issued and outstanding as of April 9, 2015.  Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, and if, declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive rights to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.  We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Item 12.  Indemnification of Directors and Officers.

Nevada Statutes

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue

Charter Provisions

Our Amended Articles of Incorporation currently do not provide for indemnification of our officers and directors.

Bylaws

Our bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section2                                ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.

Agreements

Pursuant to compensation agreements with selected officers and directors, we may agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 13.  Financial Statements and Supplementary Data.

The consolidated financial statements required under this Item and in accordance with Article 8 of Regulation S-X are attached to this registration statement.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.  Financial Statements and Exhibits

	Exhibit	Form	Filing	Filed with
Exhibits	#	Type	Date	This Report

Certificate of Incorporation filed with the Secretary of State of Nevada on February 26, 2014.	3.1			X

Certificate of Amendment filed with the Secretary of State of Nevada on March 7, 2014.	3.2			X

Bylaws of Kush Bottles, Inc.	3.3			X

Employment Agreement effective February 18, 2014, by and between KIM International Corporation and Ben Wu.	10.1			X

Employment Agreement effective July 28, 2014, by and between Kush Bottles, Inc. and Chris Martin.	10.2			X

Royalty Agreement effective September 11, 2014, by and between KB Mold Company and KIM International Corporation	10.3			X

Sublease Agreement effective August 1, 2012	10.4			X

Lease Agreement effective December 31, 2014	10.5			X

Stock Purchase Agreement effective March 4, 2014	10.6			X

Promissory Note effective December 3, 2014 by and between Dank Bottles, LLC and KIM International Corporation	10.7			X

List of Subsidiaries	23.1			X

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

            KUSH BOTTLES, INC.

                 Date:   April 9, 2015      By:   /s/  Nicholas Kovacevich
                                         Nicholas Kovacevich
                                      Secretary

KUSH BOTTLES, INC.

Consolidated Financial Statements

August 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kush Bottles, Inc.

We have audited the accompanying consolidated balance sheets of Kush Bottles, Inc. (the “Company”) as of August 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kush Bottles, Inc. at August 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained recurring net losses, negative cash flow from operations, and faces uncertainties surrounding the Company's ability to raise additional funds. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

April __, 2015

New York, New York

KUSH BOTTLES, INC.
Consolidated Balance Sheets
As of August 31, 2014 and 2013

	August 31, 2014	August 31, 2013
ASSETS

CURRENT ASSETS

Cash	$23,004	$23,664
Accounts receivable, net of allowance	50,313	1,774
Prepaids	128,202	-
Inventory	153,040	160,214

Total Current Assets	354,559	185,652

PROPERTY AND EQUIPMENT, net	21,551	13,417

TOTAL ASSETS	$376,110	$199,069

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$97,071	$49,069
Accrued expenses and other current liabilities	48,157	44,415
Notes payable - related parties	50,000	20,000
Notes payable - current portion	5,812	7,716

Total Current Liabilities	201,040	121,200

LONG-TERM DEBT

Notes payable	7,662	13,473

TOTAL LIABILITIES	208,702	134,673

COMMITMENTS and CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized,
40,720,000 and 32400,000 shares issued and outstanding, respectively	40,720	32,400
Common stock to be issued, 750,000 and 0 shares, respectively	750	-
Additional paid-in capital	535,082	45,623
Accumulated deficit	(409,144)	(13,627)

Total Stockholders' Equity	167,408	64,396

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$376,110	$199,069

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Operations
As of August 31, 2014 and 2013

	For the Year Ended	For the Year Ended
	August 31, 2014	August 31, 2013

REVENUE	$1,710,286	$1,293,421
COST OF GOODS SOLD	987,094	808,087

GROSS MARGIN	723,192	485,334

OPERATING EXPENSES

Depreciation	6,147	17,198
Stock compensation expense	278,529	-
Selling, general and administrative	828,901	556,852

Total Operating Expenses	1,113,577	574,050

LOSS FROM OPERATIONS	(390,385)	(88,716)

OTHER INCOME (EXPENSES)

Interest expense	(5,132)	(3,311)

Total Other Income (Expenses)	(5,132)	(3,311)

LOSS BEFORE INCOME TAXES	(395,517)	(92,027)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(395,517)	$(92,027)

BASIC AND DILUTED LOSS PER SHARE	$(0.010)	$(0.003)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	40,269,973	32,400,000

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Stockholders’ Equity
For the Years Ended August 31, 2013 and 2014

			Common Stock		Additional	Retained Earnings
	Common Stock		to be Issued		Paid-in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

Balance, August 31, 2012 (as adjusted for recapitalization)	32,400,000	$32,400	-	$-	$45,623	$78,400	$156,423

Net loss for the year ended
August 31, 2013	-	-	-	-	-	(92,027)	(92,027)

Balance, August 31, 2013	32,400,000	32,400	-	-	45,623	(13,627)	64,396

Stock issued for services	7,600,000	7,600	50,000	50	169,433	-	177,083

Stock sold to investors	220,000	220	100,000	100	219,680	-	220,000

Stock compensation	500,000	500	600,000	600	100,346	-	101,446

Net loss for the year ended
August 31, 2014	-	-	-	-	-	(395,517)	(395,517)

Balance, August 31, 2014	40,720,000	$40,720	750,000	$750	$535,082	$(409,144)	$167,408

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Cash Flows
For the Years Ended August 31, 2013 and 2014

	For the Years Ended
	August 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(395,517)	$(92,027)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	6,147	17,198
Stock compensation expense	278,529	-

Changes in operating assets and liabilities
Accounts receivable	(48,539)	10,326
Prepaids	(128,202)	800
Inventory	7,174	(9,203)
Accounts payable	48,002	38,757
Accrued expenses and other current liabilities	3,742	32,333

Net cash used in operating activities	(228,664)	(1,816)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(14,281)	(9,116)

Net cash used in investing activities	(14,281)	(9,116)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from related party loan	50,000	20,000
Repayment of related party loan	(20,000)	-
Proceeds from notes payable	-	7,117
Repayment of notes payable	(7,715)	(5,347)
Proceeds from sale of stock	220,000	-

Net cash provided by financing activities	242,285	21,770

NET (DECREASE) INCREASE IN CASH	(660)	10,838

CASH AT BEGINNING OF YEAR	23,664	12,826

CASH AT END OF YEAR	$23,004	$23,664

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$5,132	$3,311
Income taxes	$-	$-

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Notes to Consolidated Financial Statements
As of August 31, 2014 and 2013

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Kush Bottles, Inc. (“the Company”) was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM) was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

Recapitalization

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of their common shares for 32,400,000 common shares of Kush Bottles, Inc. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

All reference to common stock shares and per share amounts have been restated to effect the recapitalization which occurred on March 4, 2014.

Basis of Presentation

The accompanying consolidated financial statements and related notes include the activity of the Company and its wholly owned subsidiary KIM and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant inter-company transactions and balances have been eliminated in consolidation.

The consolidated financial statements were prepared on a going concern basis. During the year ended August 31, 2014, the Company had a net loss of $395,517 and negative cash flow from operations of $228,664. Historically, the Company has had operating losses and negative cash flows from operations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. These uncertainties cast significant doubt upon the Company’s ability to continue as a going concern. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions and changes in the regulatory environment. To address its financing requirements, the Company will seek financing through debt and equity issuances and rights offerings to existing shareholders. The outcome of these matters cannot be predicted at this time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an original maturity of 90 days or less that are readily convertible into cash.  As of August 31, 2014 and 2013, the Company had $23,004 and $23,664, respectively.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $28,000 and $-0- as of August 31, 2014 and 2013, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $153,040 and $160,214 as of August 31, 2014 and 2013, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings Per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company account for its stock based award in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits during the years ended August 31, 2014 and 2013, nor were any interest or penalties accrued as of August 31, 2014 and 2013.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Reclassification

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).

The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements once adopted.

In June 2014, the FASB issued ASU 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period." This ASU provides more explicit guidance for treating share-based payment awards that require a specific performance target that affects vesting and that could be achieved after the requisite service period as a performance condition. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016, and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently evaluating the impact of adopting this guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has a net loss of $395,517 for the year ended August 31, 2014, and has an accumulated deficit of $409,144 as of August 31, 2014. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the fiscal years ended August 31, 2014 and 2013, three vendors accounted for approximately 80% and 68%, respectively, of total inventory purchases.

Customer Concentrations

For the fiscal years ended August 31, 2014 and 2013, one customer represented 22% and 0% of the Company's revenues, respectively.

NOTE 4 – RELATED-PARTY TRANSACTIONS

Shareholders have made loans to the Company. The loans are non-interest bearing, unsecured and due upon demand. The Company owes $50,000 and $20,000 for such loans as of August 31, 2014 and 2013, respectively.

The Company leases its primary facilities from a related party. During the years ended August 31, 2014 and 2013, the Company made rent payments of $73,500 and $35,500, respectively. Total rent expense, including facilities leased from non-related parties, for the years ended August 31, 2014 and 2013 was $91,900 and $40,200, respectively.

During the year ended August 31, 2014, the Company purchased $131,302 of inventory from a related party.

NOTE 5 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of August 31:

	2014	2013
Office Equipment	$7,260	$-
Machinery and equipment	7,020	-
Vehicles	30,615	30,615
	44,895	30,615
Accumulated Depreciation	(23,344)	(17,198)
	$21,551	$13,417

Depreciation expense was $6,147 and $17,198, for the years ended August 31, 2014 and 2013, respectively

NOTE 6 – LONG TERM DEBT

Automobile Contracts Payable
The Company has entered into purchase contracts for its vehicles.  The loans are secured by the vehicles and bear interest at an average interest rate of approximately 12% per annum. The composition of these automobile contracts payable is summarized in the table below:

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following as of August 31:

	2014	2013
Credit card liabilities	$25,296	$26,567
Accrued payroll	22,861	10,551
Sales tax payable	-	7,297
	$48,157	$44,415

NOTE 8 – STOCKHOLDERS' EQUITY

Preferred Stock

The authorized preferred stock is 10,000,000 shares with a par value of $0.001. As of August 31, 2014 and 2013, the Company has no shares of preferred stock issued or outstanding.

Common Stock

The authorized common stock is 265,000,000 shares with a par value of $0.001. As of August 31, 2014 and 2013, 40,720,000 and 32,400,000 shares were issued and outstanding, respectively.

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of the common shares for 32,400,000 common shares of Kush. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM.

During the year ended August 31, 2014, the Company sold 320,000 shares of its common stock to investors in exchange for cash of $220,000. As of August 31, 2014, 100,000 of these shares, purchased for $50,000, had not yet been issued.

Share-based Compensation

The Company recorded compensation expense of $278,529 and $0 for the years ended August 31, 2014 and 2013, respectively, in connection with the issuance of shares of common stock and options to purchase common stock.

In conjunction with issuance of the 32,400,000 common shares to the shareholders of KIM on March 4, 2014, Kush granted 7,650,000 shares for services rendered. The shares were valued at $0.0231 per share for a total of $177,083. As of August 31, 2014, 50,000 of these shares had not yet been issued.

On July 28, 2014, the Company granted 100,000 shares of common stock to an officer of the Company upon execution of the officer's employment agreement. The shares vested immediately and accordingly, the Company recognized $68,750 of stock compensation expense. As of August 31, 2014, the shares had not yet been issued.

On February 14, 2014, the Company granted 1,000,000 shares of common stock to an officer of the Company upon execution of the officer's employment agreement. The shares were valued at $0.0231 per share and $23,148 was recognized as stock compensation expense. As of August 31, 2014, 500,000 of these shares had not yet been issued.

Stock Options

Per the employment agreement dated February 14, 2014, the Company also awarded the officer the right to purchase 1,000,000 shares of common stock at a fixed price of $0.05. The option fully vested upon execution of the officer's employment agreement and is exercisable immediately. Using the Black-Scholes option pricing model, management estimated the fair value of the option to be $9,548. Accordingly, $9,548 was recognized as stock compensation expense.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the years ended August 31, 2014 and 2013:

	August 31,	August 31,
	2014	2013
Expected term (years)	5.0	N/A
Expected volatility	70%	N/A
Weighted-average volatility	70%	N/A
Risk-free interest rate	1.53%	N/A
Dividend yield	0%	N/A
Expected forfeiture rate	0%	N/A

The expected life is computed using the simplified method, which is the average of the vesting term and the contractual term. The expected volatility is based on management's analysis of historical volatility for comparable companies. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the time of the grant. While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased.

A summary of the Company’s stock option activity during the year ended August 31, 2014 and 2013 is presented below:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, August 31, 2012	--	$--	--
Granted	--	--	--
Exercised	--	--	--
Balance Outstanding, August 31, 2013	--	--	--
Granted	1,000,000	0.05	5 years	--
Exercised	--	--	--
Balance Outstanding, August 31, 2014	1,000,000	$0.05	4.46 years	$637,500
Exercisable, August 31, 2014	1,000,000	$0.05	4.46 years	$637,500

NOTE 9 – INCOME TAXES

For the year ended August 31, 2014, the Company has incurred a net loss of $395,517.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $111,019 at August 31, 2014 and will expire beginning in the year 2034. Due to a change in control the net operating losses from the year ended August 31, 2013 have become unusable for subsequent years.

The provision for income tax consists of the following for the fiscal years ended August 31:

	2014	2013
Federal income (tax) benefit attributable to:
Current operations	$167,506	$45,341
Stock compensation expense	(119,767)	-
Depreciation	$(2,567)	(5,769)
Less: valuation allowance	(47,738)	(39,572)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 43% of significant items comprising our net deferred tax amount is as follows as of August 31:

	2014	2013
Deferred tax asset attributable to:
Net operating loss carryover	$47,738	$45,341
Depreciation	(3,203)	(5,769)
Valuation allowance	(44,535)	(39,572)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $111,019 for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of August 31, 2014 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions. The tax years that remain subject to examination by major taxing jurisdictions are for the years ended August 31, 2014 and 2013.

NOTE 10 – LOSS PER SHARE

We calculate basic loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share reflect the effects of potentially diluted securities. Because we incurred net losses for the fiscal year ended August 31, 2014 and 2013, common stock equivalents are anti-dilutive accordingly basic and diluted loss per share were the same. The summary of the basic and diluted earnings per share computations is as follows:

	August 31, 2014	August 31, 2013
Net loss	$(395,517)	$(92,027)
Basic net loss per share:
Weighted-average shares outstanding – basic and diluted	40,269,973	32,400,000
Basic net loss per share	$(0.010)	$(0.003)
Diluted net loss per share:
Weighted average shares outstanding - basic	40,269,973	32,400,000
Weighted average shares outstanding - diluted	40,269,973	32,400,000
Diluted loss per share	$(0.010)	$(0.003)

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Santa Ana, California. The Company also has a facility located in Auburn, Washington. Each facility is leased. The California facility lease expires on August 1, 2015 and requires monthly payments of $8,000 for a total of $88,000 in lease commitments through the end of term. The Washington facility lease has a term of 6 months and provides for monthly payments of $1,700, and expires on January 1, 2015. The Company renewed its Washington facility lease, extending it for a term of 12 months, effective January 1, 2015 and expiring December 31, 2015. The lease provides for monthly payments of $1,739. The total future commitments for these Washington facility leases total $27,668.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of August 31, 2014 and 2013.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent issuance of Common Stock

Subsequent to August 31, 2014 and through April 9, 2015, the Company sold 1,151,112 shares of its common stock to investors in exchange for cash consideration of $692,000. In September 2014, the Company also issued 100,000 shares and 50,000 shares owed to an investor and an individual, as of August 31, 2014, respectively.

In September 2014 and November 2014, the Company issued 500,000 shares and 100,000 shares, respectively, of common stock owed to officers as of August 31, 2014.

Subsequent financing

On December 3, 2014, the Company entered into a promissory note receivable agreement with a re-distributor in Colorado. In exchange for assigning the rights to $75,000 of prepaid inventory, the Company will receive the principal amount of $75,000 plus a service fee of $11,250, payable in six equal installments of $14,375 beginning January 1, 2015. As of April 9, 2015, the Company has received four installment payments totaling $57,500.

KUSH BOTTLES, INC.

Unaudited Condensed Consolidated Financial Statements

November 30, 2014

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets………………………………………	F-15
Unaudited Condensed Consolidated Statements of Operations . . . . . . . . ……………….	F-16
Unaudited Condensed Consolidated Statements of Stockholders’ Equity ………………	F-17
Unaudited Condensed Consolidated Statements of Cash Flows…………………………..	F-18
Notes to the Unaudited Condensed Consolidated Financial Statements…………………	F-19

KUSH BOTTLES, INC.
Unaudited Consolidated Balance Sheets

	November 30	August 31
	2014	2014
	(Unaudited)
ASSETS

CURRENT ASSETS

Cash	$78,391	$23,004
Accounts receivable, net of allowance	43,195	50,313
Prepaids	120,604	128,202
Inventory	231,237	153,040

Total Current Assets	473,427	354,559

PROPERTY AND EQUIPMENT, net	48,631	21,551

TOTAL ASSETS	$522,058	$376,110

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$205,432	$97,071
Accrued expenses and other current liabilities	76,846	48,157
Notes payable - related parties	20,000	50,000
Notes payable - current portion	8,131	5,812

Total Current Liabilities	310,409	201,040

LONG-TERM DEBT

Notes payable	19,116	7,662

TOTAL LIABILITIES	329,525	208,702

COMMITMENTS and CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized,
41,607,000 and 40,720,000 shares issued and outstanding, respectively	41,607	40,720
Common stock to be issued, 50,000 and 750,000 shares, respectively	50	750
Additional paid-in capital	647,395	535,082
Accumulated deficit	(496,519)	(409,144)

Total Stockholders' Equity	192,533	167,408

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$522,058	$376,110

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	November 30,
	2014	2013

REVENUE	$620,325	$322,052
COST OF GOODS SOLD	403,315	171,645

GROSS MARGIN	217,010	150,407

OPERATING EXPENSES

Depreciation	3,278	-
Selling, general and administrative	300,980	151,122

Total Operating Expenses	304,258	151,122

LOSS FROM OPERATIONS	(87,248)	(715)

OTHER INCOME (EXPENSES)

Gain on sale of assets	1,736	-
Interest expense	(1,863)	(786)

Total Other Income (Expenses)	(127)	(786)

LOSS BEFORE INCOME TAXES	(87,375)	(1,501)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(87,375)	$(1,501)

BASIC AND DILUTED LOSS PER SHARE	$(0.002)	$(0.000)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	41,113,945	32,400,000

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Stockholder’s Equity
(Unaudited)

			Common Stock		Additional
	Common Stock		to be Issued		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, August 31, 2013	32,400,000	$32,400	-	$-	$45,623	$(13,627)	$64,396

Stock issued for services	7,600,000	7,600	50,000	50	169,433	-	177,083

Stock sold to investors	220,000	220	100,000	100	219,680	-	220,000

Stock compensation	500,000	500	600,000	600	100,346	-	101,446

Net loss for the year ended
August 31, 2014	-	-	-	-	-	(395,517)	(395,517)

Balance, August 31, 2014	40,720,000	40,720	750,000	750	535,082	(409,144)	167,408

Stock issued for services	50,000	50	(50,000)	(50)	-	-	-

Stock sold to investors	237,000	237	(50,000)	(50)	112,313	-	112,500

Stock compensation	600,000	600	(600,000)	(600)	-	-	-

Net loss for the three months ended
November 30, 2014	-	-	-	-	-	(87,375)	(87,375)

Balance, November 30, 2014	41,607,000	$41,607	50,000	$50	$647,395	$(496,519)	$192,533

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	November 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(87,375)	$(1,501)
Adjustments to reconcile net loss to net
cash (used in) provided by operating activities:
Depreciation	3,278	-

Changes in operating assets and liabilities
Accounts receivable	7,118	(3,720)
Prepaids	7,598	-
Inventory	(78,197)	25,139
Accounts payable	108,361	32,229
Accrued expenses and other current liabilities	28,689	2,689

Net cash (used in) provided by operating activities	(10,528)	54,836

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(30,359)	-

Net cash used in investing activities	(30,359)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of related party loan	(30,000)	(10,000)
Proceeds from notes payable	15,026	-
Repayment of notes payable	(1,252)	(1,725)
Proceeds from sale of stock	112,500	-

Net cash provided by (used in) financing activities	96,274	(11,725)

NET INCREASE IN CASH	55,387	43,111

CASH AT BEGINNING OF PERIOD	23,004	23,664

CASH AT END OF PERIOD	$78,391	$66,775

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$1,863	$786
Income taxes	$-	$-

See accompanying notes to the condensed consolidated financial statements

KUSH BOTTLES, INC.
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Kush Bottles, Inc. (“the Company”) was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM), a California corporation, was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

Recapitalization

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of their common shares for 32,400,000 common shares of Kush Bottles, Inc. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

All reference to common stock shares and per share amounts have been restated to effect the recapitalization which occurred on March 4, 2014.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and related notes include the activity of the Company and its wholly owned subsidiary KIM and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Our operating results for the three-month period ended November 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ended August 31, 2015, or for any other period. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes the fiscal year ended August 30, 2014.

Going Concern Matters

The accompanying condensed consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has a net loss of $87,375 for the quarter ended November 30, 2014, and has an accumulated deficit of $496,519 as of November 30, 2014. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans and eventually secure other sources of financing and attain profitable operations. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an original maturity of 90 days or less that are readily convertible into cash.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $28,000 as of November 30, 2014 and August 31, 2014.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $231,237 and $153,040 as of November 30, 2014 and August 31, 2014, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company accounts for its stock based awards in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits during the three months ended November 30, 2014 and the fiscal year ended August 31, 2014, nor were any interest or penalties accrued as of November 30, 2014 and August 31, 2014.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Reclassification

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements once adopted.

In June 2014, the FASB issued ASU 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period." This ASU provides more explicit guidance for treating share-based payment awards that require a specific performance target that affects vesting and that could be achieved after the requisite service period as a performance condition. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016, and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently evaluating the impact of adopting this guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the three months ended November 30, 2014 and 2013, three vendors accounted for approximately 76% and 83%, respectively, of total inventory purchases.

Customer Concentrations

For the three months ended November 30, 2014 and 2013, one customer represented 29% and 0% of the Company's revenues, respectively.

NOTE 3 – RELATED-PARTY TRANSACTIONS

Shareholders have made loans to the Company. The loans are non-interest bearing, unsecured and due upon demand. The Company owes $20,000 and $50,000 for such loans as of November 30, 2014 and August 31, 2014, respectively.

The Company leases its primary facilities from a related party. During the three months ended November 30, 2014 and 2013, the Company made rent payments of $24,000 and $10,500, respectively. Total rent expense, including facilities leased from non-related parties, for the three months ended November 30, 2014 and 2013 was $29,100 and $15,000, respectively.

During the three month ended November 30, 2014 and 2013, the Company purchased inventories of $0 and $82,862 from a related party, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of November 30, 2014 and August 31, 2014:

	November 30, 2014	August 31, 2014
Office equipment	$7,186	$7,260
Machinery and equipment	20,022	7,020
Vehicles	38,929	30,615
Sub Total	66,167	44,895
Accumulated Depreciation	(17,506)	(23,344)
	$48,631	$21,551

Depreciation expense was $3,278 and $0, for the three months ended November 30, 2014 and 2013, respectively. During the quarter ended November 30, 2014, the Company disposed of a vehicle and recorded a gain on disposal of $1,736.

NOTE 5 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:
	November 30, 2014	August 31, 2014
Credit card liabilities	$26,645	$25,296
Accrued payroll	26,083	22,861
Customer deposits	15,051	-
Sales tax payable	9,067	-
	$76,846	$48,157

NOTE 6 – STOCKHOLDERS' EQUITY

Preferred Stock

The authorized preferred stock is 10,000,000 shares with a par value of $0.001. As of November 30, 2014 and August 31, 2014, the Company has no shares of preferred stock issued or outstanding.

Common Stock

The authorized common stock is 265,000,000 shares with a par value of $0.001. As of November 30, 2014 and August 31, 2014, 41,607,000 and 40,720,000 shares were issued and outstanding, respectively.

During the three months ended November 30, 2014, the Company sold 187,000 shares of its common stock to investors in exchange for cash of $112,500. As of November 30, 2014, 50,000 of these shares, purchased for $25,000, had not yet been issued.

Stock Options

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award.

A summary of the Company’s stock option activity during the year ended November 30, 2014 and August 31, 2014 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, August 31, 2013	--	$--	--	--
Granted	1,000,000	0.05	5 years	--
Exercised	--	--	--	--
Balance Outstanding, August 31, 2014	1,000,000	$0.05	4.46 years	$637,500
Granted	--	--	--	--
Exercised	--	--	--	--
Balance Outstanding, November 30, 2014	1,000,000	$0.05	4.21 years	$604,832
Exercisable, November 30, 2014	1,000,000	$0.05	4.21 years	$604,832

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Santa Ana, California. The Company also has a facility located in Auburn, Washington. Each facility is leased. The California facility lease expires on August 1, 2015 and requires monthly payments of $8,000 for a total of $64,000 in lease commitments through the end of term. The Washington facility lease has a term of 6 months and provides for monthly payments of $1,700, and expires on January 1, 2015. The Company renewed its Washington facility lease, extending it for a term of 12 months, effective January 1, 2015 and expiring December 31, 2015. The lease provides for monthly payments of $1,739. The total future commitments for these Washington facility leases total $22,568.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of November 30, 2014 and August 31, 2014.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent issuance of Common Stock

Subsequent to November 30, 2014 and through Apri1 9, 2015, the Company sold 964,112 shares of its common stock to investors in exchange for cash consideration of $579,500. In January 2015, the Company also issued 50,000 shares owed to an investor as of November 30, 2014, respectively.

Subsequent financing

On December 3, 2014, the Company entered into a promissory note receivable agreement with a re-distributor in Colorado. In exchange for assigning the rights to $75,000 of prepaid inventory, the Company will receive the principal amount of $75,000 plus a service fee of $11,250, payable in six equal installments of $14,375 beginning January 1, 2015. As of April 9, 2015, the Company has received four installment payments totaling $57,500.